Exhibit 10.15

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*]

November 10, 2010

Steve Stagner

Chief Executive Officer

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, TX 77023

MFI/Sealy Amendment of 2009 Agreement

Dear Steve:

We write to confirm our recent agreement to amend the 2009 Product Supply Agreement between Sealy and Mattress Firm, Inc. (hereinafter “2009 Agreement”) with respect to certain subsidy accruals, Embody placement and other changes as set out below. The parties agree that to the extent that this Amendment Letter (as it shall be called) does not expressly change or conflict with the terms of the 2009 Agreement, the terms of the 2009 Agreement remain in full force and effect, but the key amendments below will assist both Sealy and Mattress Firm, Inc. (“MFI”) operate more efficiently and effectively during the term of the Supply Agreement.

In sum, the parties agree to the following:

1.              Timing

With respect to timing, the parties agree that the Amendment shall take effect on January 1, 2011 and in exchange for the concessions set out below, the Agreement will remain in effect until the until the original Posturepedic contract expiration date later of December 31, 2015 or until MFI attains Net Purchases (as that term is defined in the 2009 Agreement and modified within this Amendment) of $[*] in Sealy Posturepedic and S&F Core Products (“S&F Products”), with the understanding that MFI may choose to stop to carry S&F Estate Products on July 1, 2012. The parties nevertheless retain the right to terminate the 2009 Agreement pursuant to the terms of Section 18 of the 2009 Supply Agreement.

2.              Volume Targets and Volume Rebates

The Parties agree to amend the figures in Table 1 to the following (which are estimates based on what the parties believe the 2010 actual Net Purchases will be):

Table 1:

2011*	2012*	2013*	2014**	2015**
$[*]	$[*]	$[*]	$[*]	$[*]

* Denotes original agreement timeline

** Denotes rebate volume targets in the event of a term extension on the original $[*] target

Confidential Information Redacted

The parties continue to agree that there shall be no volume rebate earned or paid on floor samples or promotional product purchases and that floor sample purchases shall not count toward the $[*] purchase target.

The Parties further agree to discontinue reference to Tier 1 and Tier 2 Products and for Sealy to pay MFI a [*] percent ([*]%) advertising subsidy on all Net Purchases of all Sealy Posturepedic®, Sealy EmbodyTM, Stearns & Foster Core and Estate Products and pay MFI [*] percent ([*]%) in advertising subsidies on Promotional Products purchases. Sealy will pay this subsidy to MFI on a monthly basis.

The Parties agree to abolish the Volume Rebate scale that began at a [*] percent ([*]%) payout and was capped at [*] percent ([*]%) (set out as Table 2 in Section 2 of the 2009 Agreement) and now the Parties agree to move to a [*]  percent ([*]%) additional Volume Rebate Payout if, in any year, MFI is at [*] % of the Volume Target set out in Section 2 of this Amendment Letter and a [*] percent ([*] %) additional Volume Rebate Payout if, in any year, MFI is above [*]% of the Volume Target set out in Section 2 of this Amendment Letter. The Parties agree that while [*] will count toward the [*], that those purchases shall not qualify for the additional [*]% or the [*] percent ([*]%) Volume Rebate Payout. Any Volume Rebate Payout shall occur on an annual basis within thirty days of the end of the calendar year after Sealy determines the amount if any that it is obligated to pay. Accordingly, Sealy and MFI agree to strike Section 3 of the 2009 Supply Agreement with respect to quarterly payout and follow the payout schedule set out above.

3.              SKU Commitment on MFI Floors

MFI agrees to floor a minimum of [*] Sealy, Inc. branded products (Sealy, Sealy Posturepedic and Stearns & Foster products) through July 1, 2012 and a minimum of [*] Sealy, Inc. Products thereafter (due to the expiration of MFI’s obligation to carry S&F Estate products until the end of the Agreement Term. Any display or flooring of S&F Estate products after July 1, 2012 shall be incremental or additional to the [*] Sealy skus on MFI’s floors with all terms under this agreement applying. S&F Estate will count toward $[*] minimum sales target attainment beginning January 1, 2013.

4.              Embody Product

Sealy and MFI agree that no later than [*], MFI will have substantially completed its roll-out of at least [*] of Embody product on its retail floors and MFI will maintain those skus on its floors for a minimum of [*] from the date of substantive completion of the roll-out. Sealy will provide [*] on the initial Floor Sample order of Embody products. MFI agrees to abide by the Returns obligations set out in the 2009 Supply Agreement, but Sealy agrees to the return by MFI of all EMBODY returns during the term of the 2009 Agreement. Sealy agrees to provide MFI [*]. If MFI is in breach of the agreement then they will be required to repay [*] based on the [*] of this amendment.

Confidential Information Redacted

As set out in the Supply Agreement, MFI agrees to abide by all other terms of Sealy’s cooperative advertising policy to earn the cooperative advertising credit described in this letter agreement and the Supply Agreement. Also as set out in the Supply Agreement, MFI also agrees that it shall not deduct cooperative advertising credits unless in conjunction with a validly issued credit memo from Sealy.

Steve, as always we are thrilled that MFI is such a valued partner and one of our largest customers in volume and dollars. We appreciate the input and involvement provided by you and your entire team and we believe that these enhancements set out in this letter will benefit both Sealy’s and MFI’s long term business, partnership and profitability.

If you agree to the terms set out above, execute both of the originals of this letter and return one of the fully executed originals to me at the address above. If you have any questions or wish to discuss, of course, please do not hesitate to call.

Sincerely,

/s/ Steve Rusing
Steve Rusing
Senior Vice President – National Accounts

Agreed to this 30 day of November, 2010.

/s/ Steve Stagner
Steve Stagner
Chief Executive Officer

cc:	Larry Rogers
Louis Bachicha
Josh Micklos
Mike Murray

Confidential Information Redacted